Execution Version
AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT
          This Amendment No. 2 (this “Amendment”), dated as of March 17, 2011, is made and entered into by and among 57th Street General Acquisition Corp., a Delaware corporation (“Parent”), 57th Street Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), the Members and the Member Representatives. Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Business Combination Agreement (as defined below).
          WHEREAS, Parent, Merger Sub, the Company, the Members and the Member Representatives are parties to that certain Business Combination Agreement, dated as of January 9, 2011, as amended by that certain Amendment to Business Combination Agreement, dated February 18, 2011 (the “Business Combination Agreement”);
          WHEREAS, Section 7.5 of the Business Combination Agreement provides that the Business Combination Agreement may only be amended pursuant to a written agreement signed by each of the Parties thereto; and
          WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     A. Amendments to the Business Combination Agreement. The Business Combination Agreement is hereby amended as follows:
          1. Warrant Tender. The Parties hereby agree and acknowledge that the “Warrant Tender Offer” as defined in, and contemplated by, the Business Combination Agreement prior to the execution of this Amendment shall not be conducted. As such, except with respect to Sections 2.1, 2.7, 2.25, 3.9 and 7.3 of the Business Combination Agreement and as otherwise set forth in this Amendment, all rights, interests and obligations of each Party with respect to continuing to pursue the Warrant Tender Offer (including those in Section 5.6) and any terms and conditions related thereto shall terminate as of the date of this Amendment and no longer be effective and Parent shall amend the Offer Documents to withdraw the Warrant Tender Offer. In furtherance of the foregoing:
          a. The References to “Warrant Tender Offer” in Sections 5.4, 5.6(c), 5.6(e), 5.8(b) and 9.13 are hereby deleted.
          b. References to “Tender Offers” shall only include the “Tender Offer”.

          c. The references to “Sponsor Warrant” and “Stockholder Warrant” in Sections 5.6(c) and 5.6(d) shall be deleted.
          d. The references to “warrantholders” in Section 5.6(e) shall be deleted.
          2. Section 1.1(e) The Merger. Section 1.1(e) of the Business Combination Agreement is hereby amended and restated as set forth below:
“On the Closing Date, and upon the terms and subject to the conditions of this Agreement, Parent shall cause the Trustee (as hereafter defined) to distribute the proceeds of the Trust Account (as hereafter defined) in accordance with Section 3.17, which shall include payment of the Cash Consideration to the Members and the Capital Contribution (as defined below) to the Surviving Company as partial consideration of the Class A units of the Surviving Company issued to Parent in accordance with Section 1.1(d).”
          3. Section 3.17(a) Trust Fund. The second sentence of Section 3.17(a) of the Business Combination Agreement is hereby amended and restated as set forth below:
“Immediately following consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, the Cash Consideration to the Members in accordance with this Agreement; provided, however that the liabilities and obligations of Parent and each Parent Subsidiary due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Parent holding shares of Common Stock sold in Parent’s initial public offering (“IPO”) or otherwise who shall have tendered their shares of Common Stock pursuant to Parent’s certificate of incorporation (“Aggregate Tender Consideration”), (ii) to the Underwriter as to approximately $600,193 representing deferred underwriting commissions and discounts payable upon consummation of the Merger (the “Deferred Underwriting Amount”), (iii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under any Antitrust Laws (“Regulatory Fees”), (iv) to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to Parent and/ or any Parent Subsidiary or, in accordance with Section 7.3, the Company or any Member in connection with efforts to effect the Merger (“Combined Transaction Expenses”), and (v) an amount equal to Three Million Seven Hundred Thousand Dollars ($3,700,000) to be distributed to Parent to be held in reserve solely for the purpose of satisfying its obligations under the Warrant Repurchase Agreements (the “Warrant Reserve Amount”); provided, further, that, after payment of all the aforementioned liabilities and obligations from the Minimum Trust Amount as described herein, the remaining monies in the Trust Fund shall, as a result of the Merger, become an asset of the Surviving Company at and after the Effective Time and be distributed to the Surviving Company as promptly as practicable following the Effective Time (the “Capital Contribution”).”
          4. Section 5.6(a) Tender Offer; Warrant Repurchase.
          a. The heading to Section 5.6 is hereby changed to “Tender Offer; Warrant Repurchase”.

          b. The first sentence of Section 5.6(a) of the Business Combination Agreement is hereby amended and restated as set forth below:
“Prior to the Closing Date, Parent will provide its stockholders with the opportunity to redeem their shares of Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less Taxes, upon the consummation of the Merger by conducting a tender offer for up to an amount not to exceed the number of shares set forth in the Maximum Tender Condition (the “Tender Offer”).”
          c. The fourth sentence of Section 5.6(a) of the Business Combination Agreement is hereby amended and restated as set forth below:
“The obligation of Parent to accept for payment shares of Common Stock validly tendered and not properly withdrawn pursuant to the Tender Offer shall be subject to (i) the condition (the “Maximum Tender Condition”) that no more than 500,000 shares of the Common Stock shall have been validly tendered and not properly withdrawn pursuant to and prior to the expiration of the Tender Offer and (ii) the satisfaction of each of the other conditions set forth in Annex A hereto.”
          5. Section 5.6(b) Tender Offer; Warrant Repurchase. Section 5.6(b) of the Business Combination Agreement is hereby amended and restated as set forth below:
“(b) Warrant Repurchase. On or prior to the Closing, Parent shall enter into warrant repurchase agreements with each of the Parent Founder, the Underwriter and each of Ladenburg Thalmann & Co. Inc., I-Bankers Securities Incorporated, Maxim Group LLC and Rodman & Renshaw, LLC (the “Underwriter Group”) pursuant to which Parent shall repurchase (i) up to 2,480,000 of the Sponsor Warrants on the 11th Business Day following the Expiration Date of the Tender Offer, and (ii) 1,020,000 Sponsor Warrants held by the Underwriter and 200,000 Sponsor Warrants held by the Underwriter Group on or about May 15, 2011, in each case for cash in an amount equal to One Dollar ($1.00) per Sponsor Warrant, and the only condition to the consummation of the such repurchases shall be that the Merger has been consummated and on such other terms reasonably satisfactory to Parent, the Members and the Company (collectively the “Warrant Repurchase Agreements”).”
          6. Section 5.13 Directors and Officers of Parent After Closing. Section 5.13 of the Business Combination Agreement is hereby amended and restated as set forth below:
“5.13 Directors and Officers of Parent After Closing. To the extent that no amendment to Parent’s certificate of incorporation or any stockholder vote shall be required, Parent shall take all necessary action, including causing directors to resign, so that five persons (or such greater amount as the Members reasonably determine in order to satisfy any applicable independence requirements of the SEC and/ or the listing rules of any applicable stock exchange, including without limitation, the NASDAQ) to be designated by the Members (at least two of whom shall be independent under the applicable rules of the SEC and the applicable stock exchange) (the “New Directors”) are appointed or elected, as applicable, to the positions of directors of Parent in classes as designated by the Members to serve in such positions as of the Closing and such directors shall constitute the entire board, and so that persons to be designated by the Members are appointed or elected, as applicable, to the positions of officers of Parent (the “Officers”) and to serve in such positions as of the Effective Time.”
          7. Section 5.17 Trust Account. Section 5.17 of the Business Combination Agreement is hereby amended and restated as set forth below:
“Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and Section 3.17 hereof and (i) the Cash Consideration to the Members in accordance with this Agreement, (ii) all amounts payable to stockholders of Parent holding shares of Common Stock sold in Parent’s IPO or otherwise who shall have validly tendered and not properly withdrawn their shares of Common Stock in the Tender Offer upon acceptance by Parent of such shares in respect of the Aggregate Tender Consideration, (iii) the Warrant Reserve Amount to Parent, (iv) the Deferred Underwriting Amount to the Underwriter, (iv) the Expenses to the third parties to which they are owed (except for the Deferred Expenses (as defined below)), and (v) the remaining monies in the Trust Fund to the Surviving Company in respect of the Capital Contribution.”
          8. Section 6.1(a) Conditions to Each Party’s Obligations. Section 6.1(a) of the Business Combination Agreement is hereby amended and restated as set forth below:
“(a) Tender Offer. The Tender Offer shall have been conducted in accordance with Section 5.6 and Parent shall have accepted the shares of Common Stock validly tendered and not properly withdrawn pursuant to the Tender Offer and no more than 500,000 shares of the Common Stock shall have been validly tendered and not properly withdrawn prior to the expiration of the Tender Offer.”
          9. Section 6.1(b) Conditions to Each Party’s Obligations. Section 6.1(b) of the Business Combination Agreement is hereby amended and restated as set forth below:
“(b) Capital Contribution and Warrant Repurchase Reserve. Following distributions in accordance with and required by Sections 1.1(e), 3.17(a), 5.17 and 7.3 (not taking into account the Deferred Expenses) and after giving effect to the payment from the Trust Account by Parent of (i) the Cash Consideration, (ii) the Aggregate Tender Consideration, (iii) the Deferred Underwriter Amount, (iv) the Regulatory Fees and (v) the Combined Transaction Expenses (other than the Expenses for which payment has been deferred until after Closing as the result of agreements between Parent and the Persons who are owed such Expenses in an amount not to exceed $718,421 (the “Deferred Expenses”)), there shall be available for distribution from the Trust Account upon the Effective Time an amount no less than (A) Fifteen Million Dollars ($15,000,000) to be paid to the Surviving Company in respect of the Capital Contribution to fund the Surviving Company’s future working capital needs plus (B) the Warrant Reserve Amount.”
          10. Section 6.3(p) Conditions to Obligations of the Company and the Members. The following clause (p) is added to Section 6.3 of the Business Combination Agreement:

“(p) Warrant Repurchase Agreements. The Members shall have received the Warrant Repurchase Agreements, duly executed by each of Parent, on the one hand, and the Parent Founder, the Underwriter and the other members of the Underwriter Group, respectively, on the other hand, and such Warrant Repurchase Agreements shall be in full force and effect force as of the Effective Time in accordance with their respective terms.”
          11. Section 7.1(k) Termination. Section 7.1(k) of the Business Combination Agreement is hereby deleted in its entirety.
          12. Section 7.3 Fees and Expenses. The last sentence of Section 7.3 of the Business Combination Agreement is hereby amended and restated as set forth below:
“In the event [A] this Agreement is terminated (i) by the Company pursuant to Section 7.1(b) (Drop Dead Date), (ii) by the Company or by Parent pursuant to Section 7.1(c) (Mutual Closing Conditions) either (x) as a result of the failure to satisfy the conditions set forth in Sections 6.1(a) (Tender Offer), 6.1(b) (Capital Contribution and Warrant Repurchase Reserve) or 6.1(c) (Antitrust Laws), or (y) as a result of the failure to satisfy the conditions set forth in Sections 6.1(g) (Escrow Agreement) or 6.1(h) (Certificate of Designation), unless such failure was due to the Company’s and/ or a Member’s failure to comply with their respective obligations pursuant to Sections 5.2, 5.6 and/ or 5.12 or to deliver any requisite counterparts contemplated by such conditions, (iii) by the Company pursuant to Section 7.1(d) (Governmental Order) to the extent Parent is in breach of its obligations pursuant to Section 5.2 as it relates to the relevant Order or Action, (iv) by the Company pursuant to Section 7.1(f) (Terminating Parent Breach), (v) by Parent pursuant to Section 7.1(g) (Parent Closing Conditions) as a result of the failure to satisfy the conditions set forth in Section 6.2(f) (LLC Agreement), Section 6.2(h) (Lock Up Agreements), Section 6.2(i) (Employment Agreements), Section 6.2(j) (Exchange and Support Agreement), Section 6.2(k) (Tax Agreement), or Section 6.2(l) (Registration Rights Agreement) unless such failure was due to the Company’s and/ or a Member’s failure to comply with their respective obligations pursuant to Section 5.12 or to deliver any requisite counterparts contemplated by such conditions, (vi) by the Company pursuant to Section 7.1(h) (Company Closing Conditions), or (vii) by Company or Parent pursuant to Section 7.1(i) (Acquisition Proposal), and [B] Parent subsequently consummates a Business Combination with any Person other than the Company, Parent shall reimburse the Company for its documented and reasonable legal expenses the Company incurred up to Five Hundred Thousand Dollars ($500,000.00) in the aggregate (the “Maximum Recovery Amount”).”
          13. Company Disclosure Schedules. The Company Disclosure Schedules to the Business Combination Agreement are amended and restated in their entirety and are attached as Exhibit A hereto.
          14. Annex A. Annex A to the Business Combination Agreement is hereby amended and restated in its entirety as set forth in Exhibit B attached hereto.
     B. Miscellaneous. This Amendment, the Business Combination Agreement (including the documents or instruments referred to herein, including any exhibits attached thereto and the Disclosure Schedules referred to therein, which exhibits and Disclosure

Schedules are incorporated therein by reference) and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understanding, oral or written, with respect to such subject matters. Except as specifically amended hereby, the Business Combination Agreement, as amended by that certain Amendment to Business Combination Agreement, dated February 18, 2011, shall remain in full force and effect. The terms and provisions of Article IX of the Business Combination Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the date first written above.

57TH STREET GENERAL ACQUISITION CORP.

By:	/s/ Mark Klein
Name: Mark Klein
Title: Chief Executive Officer

57TH STREET MERGER SUB LLC

By:	/s/ Mark Klein
Name: Mark Klein
Title: Manager

CRUMBS HOLDINGS LLC

By:	/s/ Jason Bauer
Name: Jason Bauer
Title: Chief Executive Officer

MEMBERS:

/s/ Jason Bauer
Jason Bauer

/s/ Mia Bauer
Mia Bauer

/s/ Victor Bauer
Victor Bauer

CRUMBS, INC.

By:	/s/ Jason Bauer
Name: Jason Bauer
Title: President

EHL HOLDINGS LLC

By:	/s/ Edwin Lewis
Name: Edwin Lewis
Title: Chairman

/s/ John D. Ireland
John D. Ireland

MEMBER REPRESENTATIVES:

/s/ Jason Bauer
Jason Bauer

/s/ Edwin Lewis
Edwin Lewis

Annex A

Conditions to the Tender Offer
     Reference is made to the Business Combination Agreement, dated as of January 9, 2011 as amended as of February 18, 2011 and as of March 17, 2011 (the “Agreement”), among 57th Street General Acquisition Corp., a Delaware corporation (“Parent”), 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), the members of the Company as set forth on the signature page hereto (each a “Member” and, collectively, the “Members”), and the representatives of the Company and the Members (the “Member Representatives”). Capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement. Notwithstanding any other provisions of the Tender Offer, and in addition to (and not in limitation of) the rights and obligations of Parent to extend, terminate and/or modify the Tender Offer (subject to the terms and conditions of the Agreement), Parent (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Parent to pay for or return tendered Common Stock promptly after termination or withdrawal of either of the Tender Offer)), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Common Stock and (ii) may terminate or amend the Tender Offer as to Common Stock not then paid for, in the event that at the then-scheduled Initial Expiration Date (as it may be extended pursuant to Section 5.6 of the Agreement) or immediately prior to such payment, (A) the Maximum Tender Condition shall not have been satisfied, or (B) any of the following shall have occurred:
     (a) the Merger, in Parent’s reasonable judgment, is not capable of being consummated contemporaneously with the Tender Offer, but in no event later than three business days after the expiration of the Tender Offer;
     (b) the Agreement shall have been terminated in accordance with its terms; or
     (c) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred.
     The foregoing conditions are for the sole benefit of Parent and, subject to the terms and conditions of the Agreement, may be waived by Parent, in whole or in part at any time and from time to time in the sole discretion of Parent. The failure or delay by Parent at any time to exercise any of the foregoing rights shall not operate as a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.